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                                                                   EXHIBIT 10.54












                            FREMONT INDEMNITY COMPANY

                        ASSUMPTION REINSURANCE AGREEMENT

                                     between

                            FREMONT INDEMNITY COMPANY

                                   ("Fremont")

                                       and

                      AMERICAN HEALTHCARE INDEMNITY COMPANY

                                    ("AHIC")









Effective:  January 1, 1998


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                        ASSUMPTION REINSURANCE AGREEMENT


                  THIS ASSUMPTION REINSURANCE AGREEMENT (this "Agreement") is made and entered into as of this 1st day of January, 1998 (the "Closing Date"), by and between FREMONT INDEMNITY COMPANY, a California domiciled insurance company ("Fremont"), and American Healthcare Indemnity Company, a Delaware domiciled insurance company ("AHIC").

                                    RECITALS

         A. Fremont underwrites medical malpractice, healthcare provider and healthcare facility liability insurance policies (collectively, the "Coverages") in the jurisdictions listed on Exhibit A hereto (the "Covered States").

         B. AHIC underwrites medical malpractice, healthcare provider and healthcare facility liability insurance policies and is licensed to transact insurance in those Covered States listed on Exhibit B hereto.

         C. AHIC is in the process of obtaining licenses to transact insurance and issue insurance policies for the Coverages in each of the Covered States listed on Exhibit C hereto in which it is currently not licensed to transact insurance (the "Nonadmitted States") and in which Insurance Policies (as hereinafter defined) are or will be in force, as the case may be.

         D. In accordance with the terms and conditions of this Agreement, Fremont and AHIC desire to implement the assumption by AHIC of all liability insurance policies (including all binders contracts, endorsements, supplements, riders and ancillary agreements thereto) which are issued by Fremont for the Coverages through SCPIE Management Company and SCPIE Insurance Services, Inc. (collectively, the "Manager"), pursuant to that certain Program Manager Agreement between SCPIE Management Company, SCPIE Insurance Services, Inc. and Fremont of even date herewith for inception or renewal in the Covered States on or after 12:01 a.m. Pacific Standard Time on the Closing Date. Each such policy is hereinafter referred to as an "Insurance Policy" and, collectively, as the "Insurance Policies").

         E. AHIC and Fremont desire to effect, to the fullest extent permissible under applicable law, the assignment and transfer to AHIC of all of the economic risks, benefits, liabilities and obligations of Fremont with respect to the Insurance Policies for a full, complete and unqualified assumption of such Insurance Policies by AHIC.

         F. Upon the "Assumption Dates" as defined in Section 1.2 hereof, such Insurance policies shall be assumed from time to time by AHIC in accordance with
Section 1.1 hereof and the other applicable provisions of this Agreement.

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                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the covenants and promises set forth herein and the premises, and upon the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

                         ARTICLE I - BUSINESS REINSURED

                  Section 1.1. Assignment of the Insurance Policies and Assumptive Reinsurance. Effective as of the Assumption Date (as defined below), Fremont hereby transfers, assigns, conveys and cedes to AHIC, and AHIC hereby accepts and assumes as direct obligations thereof, the Insurance Policies and 100% of the Policy Liabilities (as defined in Article IV below) with respect to the Insurance Policies whether absolute, accrued, contingent or outstanding as if AHIC were the original issuer of each of the Insurance Policies. Insurance Policies reinsured by AHIC on an assumption basis pursuant to the terms of this Agreement are sometimes hereinafter referred to as the "Assumed Insurance Policies."

                  Section 1.2. The Assumption Date. The "Assumption Date" with respect to an Insurance Policy shall be later of (i) the Closing Date or (ii) if, and to the extent that, the assumption reinsurance contemplated by Section
1.1 hereof shall require the approval or consent of any regulatory authority in a Covered State (a "Required Approval"), or any insurance licensing in a Nonadmitted State on the part of AHIC (a "Required License") which Required Approval or Required License shall not have been obtained and be in effect as of the Closing Date, then the date such Required Licenses and Required Approvals have been obtained.




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                  Section 1.3. Preservation of Defenses. All Policy Liabilities
for which AHIC is liable under this Agreement are subject in all respects to the same terms, conditions, interpretations, waivers, modifications, alterations and cancellations as the Insurance Policies. AHIC accepts and assumes the Policy Liabilities subject to all defenses, setoffs and counterclaims to which Fremont would be entitled with respect to the Insurance Policies. It is expressly understood and agreed by the parties that no such defenses, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement and that, as of the Assumption Date, AHIC shall be fully subrogated to all such defenses, setoffs and counterclaims and entitled to the benefits thereof as if it were Fremont.

                  Section 1.4. AHIC as Successor. AHIC is hereby appointed and constituted the successor to Fremont under the Assumed Insurance Policies and, except as otherwise provided for herein, will from and after the date hereof perform all of Fremont's obligations under the Assumed Insurance Policies as if it had been the original issuer thereof. The Assumed Insurance Policies shall be direct obligations of AHIC. The insureds under the Assumed Insurance Policies shall thereafter be entitled to disregard Fremont as party to the Assumed Insurance Policies and treat AHIC as if it had been originally obligated under the Assumed Insurance Policies. From the date hereof, the insureds shall have the right to file claims arising under the Assumed Insurance Policies directly with AHIC and shall have a direct right of action against AHIC, and AHIC hereby consents to being subject to direct action taken by any insured. The rights of any insured under an Assumed Insurance Policy shall be limited to and consist of those rights expressly set forth in the Assumed Insurance Policy (including any written rider or endorsement to the Assumed Insurance Policy and the applicable policy application) and applicable law, and no effect shall be given to the bankruptcy, liquidation, receivership, insolvency, reorganization or moratorium of Fremont. No insured shall have the right to receive a greater amount under the Assumed Insurance Policy than such insured would have had in the absence of this Agreement.

                  Section 1.5. Certificates of Assumption. As soon as practicable after the Assumption Date, AHIC shall issue to each policyholder insured under an Assumed Insurance Policy, a certificate of assumption substantially in the form attached hereto as Exhibit D or such other form required by any regulatory authority.

                  Section 1.6. Offer of Insurance for the Assumed Insurance Policies. In accordance with applicable law with respect to all Assumed Insurance Policies. AHIC shall issue notices of nonrenewal on behalf of Fremont and Fremont hereby appoints AHIC as its attorney-in-fact to issue such notices of non-renewal and AHIC may, on its own behalf, offer to renew or issue Coverage.
             ARTICLE II - ASSIGNMENT OF CEDED REINSURANCE AGREEMENTS



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                  Section 2.1. Assignment and Assumption. (a) As of the
Assumption Date, Fremont hereby transfers, sets over, assigns and conveys all of its right and obligations of any nature whatsoever under any reinsurance cover note, binder, slip, contract, agreement, treaty or certificate, retrocession agreement, stop loss agreement or other instrument of reinsurance ceded by Fremont in respect of any of the Insurance Policies, including, without limitation, the reinsurance arrangements set forth on Exhibit E hereof (such reinsurance agreements being hereinafter collectively referred to as the "Reinsurance Agreements"), excluding amounts which may become due from reinsurers with respect to paid losses under the Insurance Policies as of the Assumption Date. AHIC hereby accepts such conveyance, transfer and assignment of Fremont's rights under the Reinsurance Agreements and assumes all of Fremont's obligations under the Reinsurance Agreements arising after the date hereof. As soon as practicable after the Effective Date, Fremont shall use commercially reasonable efforts to cause all of the Reinsurance Agreements to be endorsed to substitute AHIC for Fremont as the cedent, effective as of the Effective Date.

                  (b) The assignment and assumption of the Reinsurance Agreements effected by this Section 2.1 shall be effective only if and to the extent that such assignment and assumption shall preserve fully the obligations of the reinsurers thereunder in respect of the Insurance Policies. To the extent that less than all of Fremont's rights and obligations under the Reinsurance Agreements are so assigned to and assumed by AHIC pursuant to the foregoing sentence, (i) after the Assumption Date AHIC shall be responsible for the payment of all premiums and other considerations required to be paid by Fremont in respect of any of the Reinsurance Agreements, whether or not fully assigned and assumed pursuant to the terms of Article II hereof; (ii) all reinsurance recoveries attributable to any of the Insurance Policies with the exception of reinsurance recoveries attributable to the claim described on Exhibit F attached hereto (the "Gillespie Claim") ceded hereunder are INSURANCE and shall accrue to the benefit of AHIC hereunder by operation of this Section 2.1 and shall, upon receipt thereof by Fremont, be paid promptly thereby to AHIC upon and in accordance with its direction; and (iii) such assignment and assumption shall be effective at such times as the assignment and assumption may be effected while preserving fully the obligations of the reinsurer under the respective Reinsurance Agreement.

                  Section 2.2. Reinsurance Collections. Fremont shall forward to AHIC any funds collected from reinsurers with respect to any Reinsurance Agreements except for any such amounts pertaining to the gillespie claim; provided, however, that AHIC assumes all risk of non-payment of such amounts.

                  Section 2.3. Ceded Reinsurance Collateral. To the extent necessary to effect transfer of any Reinsurance Agreement, Fremont hereby appoints AHIC as attorney-in-fact for Fremont pursuant to Article V hereof to act for and on behalf of Fremont with respect to letters of credit, trust funds and other security mechanisms outstanding for the benefit of Fremont under the Reinsurance Agreements. Each of Fremont and AHIC shall use commercially reasonable efforts, to the extent deemed reasonably necessary by AHIC, to cause the reinsurers under the Reinsurance Agreements to provide replacement letters of credit, trust funds or other security


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mechanisms, as applicable, naming AHIC as the beneficiary thereof in amounts and with terms substantially similar to those currently provided by such reinsurers for the benefit of Fremont.

                             ARTICLE III - TERRITORY

                  Section 3.1. Territory. This Agreement shall apply to the Insurance Policies covering risks wherever resident or situated.

                             ARTICLE IV - LIABILITY

                  Section 4.1. Policy Liabilities. For the purposes of this Agreement, the term "Policy Liabilities" means all amounts or benefits payable under the terms and conditions of, or with respect to, the Insurance Policies, including without limitation: (a) all losses and loss adjustment expenses; (b) all liability for premium taxes and commissions payable with respect to the Insurance Policies based on insurance premiums paid on or after the Closing Date; (c) all liability in connection with the participation by Fremont or AHIC, whether involuntary or voluntary, in any guaranty fund, insolvency fund, plan, pool, association or other similar fund or association, established or governed by state, federal or foreign law or any other jurisdiction, which participation is based on insurance premiums paid after the Closing Date; and (d) all liability for returns or refunds of insurance premiums with respect to the Insurance Policies; and (c) all loss in excess of limits, extra-contractual obligations and associated allocated loss adjustment expense (all as defined in the Quota Share Reinsurance Agreement of even date herewith between Fremont and SCPIE Indemnity Company (the "Quota Share Reinsurance Agreement")) arising out of or related to acts, omissions or occurrences on or after 12:01 a.m. Pacific Standard Time on the Closing Date.


                           ARTICLE V - ADMINISTRATION

                  Section 5.1. Administration and Adjustment. Fremont will adjust, administer and service, at the cost and expense of AHIC, all of the Insurance Policies and Policy Liabilities prior to a completed assumption under this Agreement. Pursuant to the terms of the Program Manager Agreement and that certain Claims Service Agreement (the "Claims Service Agreement") between Fremont and SCPIE Management Services, Inc. ("SMS") of even date herewith, Fremont will grant to SCPIE Management Company, SCPIE Insurance Services, Inc. and SMS, as appropriate, authority in all matters relating to the administration of the Insurance Policies in accordance with such agreements, to the extent such authority may be granted under applicable law. This power and authority includes, without limitation, the power to service all the Insurance Policies, to defend, settle and pay all claims and to take such other actions as may be necessary or desirable to effect the transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties agree that Fremont shall have final authority with respect to the administration of the Insurance Policies prior to such policies becoming Assumed Insurance policies.




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                      ARTICLE VI - PREMIUMS, CONSIDERATION

                  Section 6.1. Assumption Premium. With respect to each Assumed Insurance Policy, Fremont shall pay to AHIC the Assumed Policy SAP Reserve (as defined in the Quota Share Reinsurance Agreement). Such premium shall be remitted by Fremont to AHIC with respect to all policies assumed during a calendar month within fifteen (15) days after the end of such month.

                      ARTICLE VII - RECORDS AND ACCOUNTING

                  Section 7.1. Records Transfer. (a) On a monthly basis following the Assumption Date with respect to a policy, or as soon thereafter as practicable, Fremont shall forward to AHIC, the original or copies of all reports, records,


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underwriting files, claim files and other information reasonably requested by
AHIC and in its possession which relate to the Assumed Insurance Policies ("Records") and shall cooperate with AHIC in the transfer of the administration of the Assumed Insurance Policies to AHIC; provided, however, that Fremont shall at all times retain copies of the Records that relate to the Reinsured Insurance Policies. Subject thereto, Fremont hereby transfers, conveys and assigns all right, title and interest in the Insurance Policies and the Records to AHIC. AHIC shall permit Fremont access to and the right to copy, during AHIC's normal business hours, all Records pertaining to the Assumed Insurance Policies necessary to permit Fremont to respond to or comply with requests for information by governmental or judicial authorities, insurance regulatory bodies, financial auditors or tax auditors or to defend lawsuits.

                  (b) From and after the Assumption Date, Fremont shall refer to AHIC or an affiliate of AHIC, as designated by AHIC, all inquiries involving claims payment or policy provisions, limitations or exclusions. Claims under the Assumed Insurance Policies submitted to Fremont will be forwarded to AHIC as promptly as practicable. From and after the date hereof, Fremont will use commercially reasonable efforts to notify AHIC upon receipt of any material written or oral complaint to or from any official of a state insurance department, any federal or state regulatory authority or other person and any material complaint threatening litigation in connection with any of the Assumed Insurance Policies.

                  Section 7.2. Accounting and Records. All premiums earned and all claims incurred after the Assumption Date with respect to the Assumed Insurance Policies will be accounted for as direct business of AHIC, and Fremont will have no further obligations under this Agreement for accounting for any Assumed Insurance Policies after the Assumption Date.

                           ARTICLE VIII - ARBITRATION

                  Section 8.1. Arbitration of Disputes. Any and all disputes between Fremont and AHIC arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement (hereinafter "Disputes"), shall be resolved in accordance with a two-step dispute resolution process involving, first, mediation before a mediator mutually acceptable to the parties, followed, if necessary, by final and binding arbitration before a board of arbitration composed of two arbitrators and an umpire ("Board"), which may or may not include the mediator, or if requested by either party, another Board. The parties confirm that by agreeing to this dispute resolution process, they intend to and do waive their right to have any dispute decided in court by a judge or jury. All proceedings pursuant to this Article VIII shall take place in Los Angeles, California.

                  Section 8.2. Mediation. In the event any Dispute is not resolved by an informal negotiation between the parties within thirty (30) days after either party receives written notice from the other party that a Dispute exists, the matter shall be referred to the Los Angeles, California offices of the American Arbitration Association ("AAA") for an informal, non-binding mediation consisting of one or more conferences between the parties in which a mediator will seek to guide the parties to a resolution of the Disputes. The parties shall select a mutually acceptable neutral mediator meeting the qualifications set forth in clause (B) below. In the event the parties cannot agree on a mediator, the Administrator of AAA will appoint a mediator meeting such qualifications. The mediation process shall begin on a date mutually agreed upon by the parties and mediator or, in the event the parties cannot agree on a date, the mediator shall select a date. The mediation process shall continue until the earliest to occur of the following: (i) the Disputes are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Dispute was first scheduled for mediation.

                  Section 8.3. Arbitration. Should any Disputes remain after completion of the mediation process described above, the parties agree to submit all remaining Disputes to final and binding arbitration administered by AAA in accordance with the then-existing AAA Commercial Arbitration Rules. Neither party nor the Board shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as follows:

                  (a) Submission to Arbitration. Within thirty (30) days of the termination of mediation proceedings pursuant to this Article VIII, each party shall notify the other of the name of the appointed arbitrator. Either party may appoint the mediator as its appointed arbitrator.

                  (b) Arbitration Board Membership. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or retired lawyers, familiar with insurance and reinsurance, or active or retired officers of property-casualty insurance companies, reinsurance companies, or Lloyds Underwriters. Fremont and AHIC as aforesaid shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. As time is of the essence, if either party fails to appoint its arbitrator within thirty (30) day period described above, the other party is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request the AAA to appoint an umpire for the arbitration with the qualifications set forth above in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications, the umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

                  (c) Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority, and reasons for their respective positions within thirty 930) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten
910) days after filing of the initial brief(s). initial and reply briefs may be amended by the submitting party at any time, but not later than ten 910) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

                  (d) Arbitration Award. The Board shall take such steps as may be necessary to hold a private hearing within one hundred twenty (120) days of the submission of the Disputes to arbitration and to conclude such hearing within three (3) days. The Board shall make a decision and award with regard to the terms of this Agreement, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the property and casualty insurance and reinsurance business which decision and ward shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and in which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding. Either party may apply to a court of competent jurisdiction for an order confirming any decision and the award; a judgment of that court shall thereupon be entered on any decision or award. if such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may ward interest at a rate of one hundred (100) basis points above the prime rate as published in the Wall Street Journal on the date of the award of the Board calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party but may not award punitive, exemplary, or treble damages.

                  (e) Arbitration Expense. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, of the mediator and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.

                  (f) Evidence. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents, and as witnesses to the arbitration those of its employees, those of its affiliates, and those of any intermediary or underwriting manager as any other participating party reasonably requests, providing always that the same witnesses and documents be obtaining and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, prehearing discovery may be conducted as the umpire shall determine in his/her sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The umpire shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board and the umpire shall have the authority to issue subpoenas and other orders to enforce their decisions.

                  (g) Equitable Relief. Nothing herein shall be construed to prevent any participating party from applying to a federal district court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the "status quo" of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

                  Section 8.4. Waiver of Punitive Damages. Each of the parties hereto expressly and unequivocally agrees to waive its right to recover punitive or exemplary damages in connection with any claim arising out of, in connection with, or in relation to this Agreement.

                  Section 8.5. Survival. The dispute resolution process set forth in this Article VIII shall survive the termination of this Agreement.

                  Section 8.6. Confidentiality. Any and all matters related to the arbitration, including all discovery and all evidence presented at the arbitration hearing, shall be treated as strictly confidential by the parties and the arbitrator. The award or decision of the Board shall not be disclosed to any other party, except as may be required by law or as may be needed to confirm or enforce this award, or upon the written consent of all parties.




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                      ARTICLE IX - MISCELLANEOUS PROVISIONS

                  Section 9.1. Offsets. All amounts due either Fremont or AHIC, whether by reason of premium, commission, loss or Ultimate Net Loss or Allocated Loss Adjustment Expense (as defined in the Quota Share Reinsurance Agreement, or otherwise, under this Agreement or any other Agreement previously, now or later in force between Fremont and AHIC, whether as ceding company, reinsurer or otherwise, shall be subject to the right of recoupment and offset and upon the exercise of the same, only the net balance shall be due. All claims for amounts of premium, commission, loss or Ultimate Net Loss (as defined in the Quota Share Reinsurance Agreement), whether or not fixed in amount at the time of the insolvency of any party to this Agreement, arising from coverage placed in effect under this Agreement prior to the insolvency of any party to this Agreement shall be deemed pre-liquidation debts and subject to this Article. In the event of insolvency of Fremont, offset shall be in accord with applicable law.

                  Section 9.2. Errors or Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder will not relieve either party from any liability that would otherwise have attached had such delay, error or omission not occurred. Regardless, the responsible party will rectify each such delay, error or omission as promptly as practicable after discovery.

                  Section 9.3. Honorable Undertaking. This Agreement shall be construed as an honorable undertaking between the parties hereto not to be defeated by technical legal constructions.

                  Section 9.4. Insolvency. In the event of the insolvency of Fremont, any amounts due under the Insurance Policies shall be payable by AHIC, without diminution on account of such insolvency, directly to the insureds or third party claimants as may be required under the Insurance Policies.


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                  Section 9.5. Amendments. This Agreement may only be amended by mutual consent of the parties expressed in a written addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Agreement and binding on the parties hereto. Any change or modification to this Agreement shall be null and void unless made by amendment to the Agreement and signed by the parties.

                  Section 9.6. Successors and Assigns. This Agreement shall inure to the benefit of and bind Fremont and its successors and assigns and AHIC and its successors and assigns. Neither this Agreement nor any right or obligation hereunder nor any part hereof may be assigned by any party hereto without the prior written consent of the other party hereto. Prior to any such assignment, the consent of all necessary regulatory authorities must be obtained.

                  Section 9.7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state.

                  Section 9.8. Entire Agreement. This Agreement supersedes all prior discussions and agreements between and contains the sole and entire agreement between Fremont and AHIC with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed herein.

                  Section 9.9. Headings, etc. The Headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (1) words of any gender will be deemed to include each other gender, (2) words using the singular or plural number will also include the plural or singular number, respectively, (3) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, and (4) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

                  Section 9.10. Non-Waiver. The failure of either party hereto at any time to enforce any provision of this Agreement shall not be construed as a waiver of that provision and shall not effect the right of either party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  Section 9.11. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (1) such provision will be fully severable, (2) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (3) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (4) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this


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Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

                  Section 9.12. Further Assurances. Fremont hereby agrees to execute, acknowledge and deliver, and will cause its affiliates to so execute, acknowledge and deliver to AHIC any further documents and instruments reasonably requested by AHIC as necessary or appropriate to implement further the terms of this Agreement.

                  Section 9.13. Notices. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

                  To Fremont:

                           Fremont Indemnity Company
                           c/o Fremont General Corporation
                           2020 Santa Monica Boulevard
                           Santa Monica, California 90404
                           Attn:  Alan Faigin
                                  Secretary and General Counsel
                           FAX:  (310) 315-5593

                  To AHIC:

                           American Healthcare Indemnity Company
                           9441 West Olympic Boulevard
                           Beverly Hills, California 90212
                           Attention:   Donald J. Zuk
                                        President and Chief Executive Officer
                           FAX No.: (310) 551-5924

All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for The purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                  Section 9.14. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.


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                  Section 9.15. Exhibits. The Exhibits attached to this
Agreement are a part of this Agreement as if fully set forth herein.

                  Section 9.16. Run-off. AHIC will cede to Fremont, on an indemnity basis, liability to Fremont as contemplated under Section 9.4 of the Asset Purchase Agreement dated as of December 18, 1997 between Fremont and AHIC.

                  IN WITNESS WHEREOF, Fremont and AHIC have caused this Assumption Reinsurance and Indemnity Agreement to be executed as of the day and year first above written.

                            FREMONT INDEMNITY COMPANY

                            By:  /s/
                                ---------------------------------

                            Title: VP and Asst. Sec.
                                   ------------------------------



                            AMERICAN HEALTHCARE INDEMNITY COMPANY

                            By:  /s/
                                ---------------------------------

                            Title: President & CEO
                                   ------------------------------





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